Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

GULFPORT ENERGY CORPORATION

GULFPORT ENERGY CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The name of the corporation is Gulfport Energy Corporation. The Corporation was originally incorporated under the name "WRT Energy Corporation" and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 20, 1997. A Restated Certificate of Incorporation amending the original Certificate of Incorporation to opt the Corporation out of Section 203 of the Delaware General Corporation Law was filed with the Secretary of State of the State of Delaware on July 11, 1997. A certificate of amendment changing the Corporation's name to "Gulfport Energy Corporation" was filed with the Secretary of State of the State of Delaware on March 30, 1998.

SECOND:     The first paragraph of Article IV of the Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

The Corporation is hereby authorized to issue a total of forty million (40,000,000) shares of capital stock which shall be subdivided into classes as follows:

THIRD:     The first sentence of subparagraph (a) of Article IV is hereby amended and restated in its entirety to read as follows:

Thirty five million (35,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $0.01 per share, and have the rights, powers and preferences set forth in this paragraph.

FOURTH:    The foregoing amendments were duly adopted by the board of directors of the Corporation by resolutions adopted by unanimous written consent dated April 14, 2004 in accordance with the provisions of Sections 141(f) of the General Corporation Law of the State of Delaware.

FIFTH:      In lieu of a meeting and vote of stockholders the holders of a majority of the issued and outstanding voting capital stock of the Corporation have given their written consent to the foregoing amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

SIXTH:     The foregoing amendments were duly adopted in accordance with the applicable provisions of Section 242(b) of the General Corporation Law of the State of Delaware

[signature page follows]

    IN WITNESS WHEREOF, Gulfport Energy Corporation has caused this certificate to be executed by Mike Liddell, its Chief Executive Officer and duly authorized officer, as of July 20, 2004.

GULFPORT ENERGY CORPORATION

By:	/s/ Mike Liddell
Mike Liddell
Chief Executive Officer